Exhibit 99.1

InSite Vision Reports Second Quarter 2014 Financial Results

Alameda, Calif., August 13, 2014 – InSite Vision Incorporated (OTCBB: INSV) today reported financial results for the quarter ended June 30, 2014. Revenues for the second quarter of 2014 were $6.3 million compared to $19.2 million for the same period in 2013. In the second quarter of 2014, revenues included a $6.0 million payment for the amendment to the Akorn License and royalties for net sales of AzaSite of $0.3 million. In the second quarter of 2013, revenues included $14.5 million for the sale of Besivance royalty rights and royalties for net sales of AzaSite of $4.7 million. Net income for the second quarter of 2014 was $37.1 million, or $0.28 per share, compared to net income of $12.1 million, or $0.09 per share, in the second quarter of 2013. In the second quarter of 2014, InSite recorded a gain of $36.0 million on the extinguishment of the AzaSite Notes.

“In the last few months, InSite has extinguished its subsidiary’s debt, regained direct receipt of AzaSite royalties on North American sales and obtained positive, valuable feedback in our discussions with U.S. and European regulatory authorities,” said Timothy Ruane, InSite’s Chief Executive Officer. “We are preparing a New Drug Application to market BromSite for the treatment of inflammation and prevention of pain following cataract surgery. In addition, based on a positive post-Phase 3 meeting with the FDA, we believe we have a path forward for filing an NDA for DexaSite, which has the potential to be the first product approved for the treatment of blepharitis.”

Business Highlights

•	Based on positive data from two pivotal Phase 3 clinical studies, InSite intends to file a New Drug Application (NDA) with the U.S. Food and Drug Administration (FDA) for marketing approval of BromSite™ (bromfenac 0.075% in DuraSite®) for the treatment of inflammation and prevention of pain after cataract surgery in the first quarter of 2015.

•	In May 2014, InSite reported a positive meeting with the Swedish Medical Products Agency (MPA), which concluded that the existing data from InSite’s two Phase 3 clinical studies for BromSite for the unique label of treatment of inflammation and prevention of pain associated with ocular surgery was likely sufficient to support the filing of a Marketing Authorization Application (MAA) with the MPA.

•	In June 2014, InSite entered into an amendment to its license agreement (Akorn License) with Akorn Inc. Under the terms of the amended Akorn License, InSite received a payment of $6.0 million in return for a lower royalty on net sales of AzaSite in North America. Effective April 1, 2014, InSite will receive tiered royalty payments ranging from 8%-15% from North American sales of AzaSite.

•	In June 2014, InSite also entered into a Note Purchase Agreement with holders of the AzaSite Notes to repurchase and cancel such notes. The remaining principal of $41.3 million plus accrued and unpaid interest of $2.8 million was cancelled in exchange for a one-time payment of $6.0 million. The one-time payment to noteholders was funded through the proceeds from the amendment of the Akorn License.

•	In July 2014, after discussions with the FDA, the FDA stated that the results of the DOUBle Phase 3 clinical trial could support marketing approval for DexaSite™ (dexamethasone 0.1% in DuraSite) as a treatment for blepharitis in adults. In the DOUBle study, DexaSite demonstrated a strong treatment effect versus vehicle in clinical signs and symptoms of blepharitis at the end of treatment on Day 15. Based on the feedback from the FDA, InSite expects to file an NDA for DexaSite in early 2016.

•	In July 2014, InSite received patent No. 8,778,999 from the United States Patent and Trademark Office (USPTO) for Bromfenac Non-Steroidal Ophthalmic Compositions Formulated in DuraSite. This patent covers all of InSite’s bromfenac product candidates, including BromSite, ISV-101 (bromfenac (0.01% to 0.04%) ophthalmic solution formulated in DuraSite), potential back-of-the eye BromSite indications, and bromfenac and dexamethasone containing products such as BromDex (ISV-504). The patent is expected to provide protection for bromfenac formulations in DuraSite to 2029.

Second Quarter 2014 Results Summary

Total revenues were $6.3 million for the second quarter of 2014 compared to $19.2 million for the same period in 2013. In the second quarter of 2014, revenues included a $6.0 million payment for the amendment to the Akorn License and earned royalties for net sales of AzaSite of $0.3 million. In the second quarter of 2013, revenues included $14.5 million for the sale of Besivance royalty rights, $1.4 million in AzaSite earned royalties, and a $3.3 million minimum royalty true-up for AzaSite.

Research and development (R&D) expenses for the second quarter of 2014 were $2.5 million compared to $3.5 million in the same period in 2013. In 2014, R&D expenses primarily related to preparations to file an NDA for BromSite with the FDA in the first quarter of 2015. In 2013, R&D expenses were predominantly driven by the AzaSite Plus/DexaSite Phase 3 clinical trial and the second BromSite Phase 3 clinical trial.

General and administrative (G&A) expenses for the second quarter of 2014 were $1.4 million compared to $1.6 million in the same period in 2013. The decrease in G&A was due to higher legal and professional fees incurred on the sale of the Besivance royalty rights in 2013.

Gain on extinguishment of debt was $36.0 million for the second quarter of 2014. On June 10, 2014, InSite and the holders of the AzaSite Notes entered into a Note Purchase Agreement in which the AzaSite Notes were repurchased and cancelled for a single payment by InSite of $6.0 million. As a result of the cancellation, the remaining principal on the AzaSite Notes of $41.3 million and accrued interest of $2.8 million were extinguished. In addition, the remaining balance of $2.1 million in debt issuance costs were written off and legal and professional fees in connection with the transaction of less than $0.1 million were incurred.

Net income for the second quarter of 2014 was $37.1 million, or $0.28 per share, compared to net income of $12.1 million, or $0.09 per share, in the second quarter 2013. The increase in net income was primarily driven by a $36.0 million gain on extinguishment of the AzaSite Notes.

As of June 30, 2014, InSite had cash and cash equivalents of $2.5 million. Total cash usage in the second quarter of 2014 was $2.9 million. InSite expects that cash on hand, anticipated cash flow from operations and current cash commitments to InSite will only be adequate to fund operations until September 2014. Additional funding is being sought through debt or equity financings, collaborative or other partnering arrangements, and from other sources.

Conference Call Today

InSite management will host a conference call today, August 13, 2014, beginning at 1:30 p.m. Pacific Time/4:30 p.m. Eastern Time to discuss second quarter 2014 financial results.

Analysts and investors can participate in the conference call by dialing 888-680-0892 for domestic callers and 617-213-4858 for international callers using the pass code 93862510. A telephone replay will be available following the conclusion of the call by dialing 888-286-8010 for domestic callers and 617-801-6888 for international callers using the pass code 63246334.

The live conference call will also be webcast and available on the Investor Relations page of the company’s website at http://www.insitevision.com. A copy of this press release will be furnished to the Securities and Exchange Commission on a Form 8-K and posted on InSite’s website prior to the call.

About InSite Vision

InSite Vision is advancing new ophthalmologic products for unmet eye care needs based on its innovative DuraSite® platform technologies. The DuraSite and DuraSite 2 drug delivery systems extend the duration of drug retention on the surface of the eye, thereby reducing the frequency of treatment and improving the efficacy of topical drugs.

The DuraSite platform is currently leveraged in two commercial products for the treatment of bacterial eye infections, AzaSite® (azithromycin ophthalmic solution) 1%, marketed in the U.S. by Akorn Inc.; and Besivance® (besifloxacin ophthalmic suspension) 0.6%, marketed by Bausch + Lomb, a wholly owned subsidiary of Valeant Pharmaceuticals International. InSite Vision is also advancing AzaSite Plus™, a novel ophthalmic therapeutics through Phase 3 clinical studies for the treatment of eye infections, and is preparing two new drug applications (NDA) for the commercial approval by the U.S. Food & Drug Administration (FDA): BromSite™ for the treatment of inflammation and prevention of pain associated with cataract surgery and DexaSite™ for the treatment of blepharitis. For further information on InSite Vision, please visit www.insitevision.com.

Forward-Looking Statements

This news release contains certain statements of a forward-looking nature relating to future events, such as: the length of time that InSite’s cash is expected to fund its operations; InSite’s plans and expectations with respect to raising additional funds to fund its operations; the status of InSite’s clinical trials; the expected timing of filing NDAs with the FDA for BromSite and DexaSite; InSite’s plans with respect to AzaSite Plus and DexaSite; InSite’s plans with respect to its other product candidates; the benefits of and prospects for InSite’s product candidates; the expected duration of certain of InSite’s patents; and the statements in the quote from its Chief Executive Officer. Such statements entail a number of risks and uncertainties, including but not limited to: InSite’s ability to raise additional funding in sufficient amounts and on acceptable terms to continue its operations beyond September 2014; that InSite may not be successful in filing NDAs for BromSite and DexaSite with the FDA on its anticipated schedule or at all; InSite’s Phase 3 clinical trials may not meet their respective clinical endpoints or otherwise may not meet the objectives and requirements of the trials; it may take longer than expected to announce the results of such trials; that the FDA, European regulatory bodies or other regulatory bodies, may not agree with InSite’s proposed pathway for the future development or regulatory approval of its products, including BromSite, DexaSite or AzaSite Plus; InSite’s ability to effectively design and conduct clinical trials for its product candidates; InSite’s reliance on third parties for the commercialization of its products including Akorn and the effectiveness of the efforts of these third parties; the ability of InSite to maintain its corporate collaborations, particularly with Akorn; the ability of InSite to enter into and maintain future corporate collaborations for its product candidates; InSite’s ability to develop products incorporating its DuraSite 2 technology and its ability to license DuraSite 2 to third parties on favorable terms, or at all; InSite’s ability to adequately protect its intellectual property and to be free to operate with regard to the intellectual property of others and determinations of the U.S. Patent and Trademark Office regarding same; InSite’s ability to expand its product candidates and advance them through the clinic; InSite’s ability to effectively and on a timely basis enroll patients into its clinical trials, efficiently acquire materials necessary for its clinical trials and complete such clinical trials in a timely manner; InSite’s ability to compete effectively, either alone or through its partners; InSite’s ability to maintain and develop additional collaborations and commercial agreements with corporate partners, including those with respect to AzaSite; and determinations by the U.S. Food and Drug Administration. Reference is made to the discussion of these and other risk factors detailed in InSite’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K and its quarterly reports on Form 10-Q, under the caption “Risk Factors” and elsewhere in such reports and other filings with the Securities and Exchange Commission. Any forward-looking statements or projections are based on the limited information currently available to InSite, which is subject to change and readers should not place undue reliance on any such forward-looking statements. Although any such forward-looking statements or projections and the factors influencing them will likely change, InSite undertakes no obligation to update the information. Such information speaks only as of the date of its release. Actual events or results could differ materially and one should not assume that the information provided in this release is still valid at any later date.

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Contact Information

InSite Vision

Louis Drapeau, Chief Financial Officer

510.747.1220

mail@insite.com

Media and Investor inquiries

BCC Partners

Michelle Corral

415.794.8662

Karen L. Bergman

650.575.1509

AzaSite® and DuraSite® are registered trademarks of InSite Vision Incorporated.

AzaSite Plus™, BromSite™, DexaSite™ and BromDex™are trademarks of InSite Vision Incorporated.

BESIVANCE® is a registered trademark of Bausch + Lomb Incorporated.

InSite Vision Incorporated

Condensed Consolidated Statements of Operations

For the Three and Six Months Ended June 30, 2014 and 2013

(in thousands, except per share amounts; unaudited)

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013

Revenues	$6,349	$19,240	$7,502	$24,500

Expenses:
Research and development	2,535	3,477	5,082	6,844
General and administrative	1,400	1,624	3,340	3,077
Cost of revenues, principally royalties to third parties	158	167	296	252

Total expenses	4,093	5,268	8,718	10,173

Income (loss) from operations	2,256	13,972	(1,216)	14,327
Gain on extinguishment of debt	35,999	—	35,999	—
Interest expense and other, net	(1,420)	(2,029)	(3,207)	(4,160)
Change in fair value of warrant liability	314	173	894	28

Net income	$37,149	$12,116	$32,470	$10,195

Net income per share:
Basic	$0.28	$0.09	$0.25	$0.08

Diluted	$0.28	$0.09	$0.25	$0.08

Weighted average shares used in per-share calculation:
Basic	131,951	131,951	131,951	131,951

Diluted	131,951	132,512	132,333	132,505

Condensed Consolidated Balance Sheets

At June 30, 2014 and December 31, 2013

(in thousands; unaudited)

	June 30, 2014	December 31, 2013
Assets:
Cash, cash equivalents and short-term investments	$2,475	$8,251
Receivables, prepaid expenses and other current assets	589	2,235
Property and equipment, net	1,749	1,431
Debt issuance costs, net	—	2,248

Total assets	$4,813	$14,165

Liabilities and stockholders’ deficit:
Accounts payable and accrued expenses	$4,059	$4,444
Deferred revenues	1,000	7
Warrant liability	791	1,685
Lease incentive	1,185	1,076
Accrued interest	—	826
Non-recourse secured notes payable	—	41,281
Stockholders’ deficit	(2,222)	(35,154)

Total liabilities and stockholder’s deficit	$4,813	$14,165